Exhibit 99.1

News Release

NYSE: BPL	Buckeye Partners, L.P. PO Box 368 Emmaus, PA 18049 (800) 422-2825

Contact:	Stephen R. Milbourne,	05-16
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS THIRD QUARTER EARNINGS
AND INCREASES QUARTERLY DISTRIBUTION

Emmaus, PA – October 27, 2005 . . . Buckeye GP LLC, the General Partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported financial results of the Partnership for the third quarter of 2005.  Revenue in the third quarter of 2005 increased to $102.4 million from revenue of $82.0 million reported in the third quarter of 2004.  Operating income increased 36.1 percent in the third quarter of 2005 to $40.7 million from $29.9 million achieved in the third quarter of 2004.  The Partnership’s third quarter 2005 net income was $24.7 million or $0.65 per unit compared with net income of $20.6 million or $0.71 per unit in the third quarter of 2004.  Net income per unit results in the third quarter reflect an increase in the average number of units outstanding to 38.2 million from an average of 29.0 million units outstanding in the third quarter of 2004.

Pipeline volume for the third quarter of 2005 was 1,411,000 barrels per day compared to volumes of 1,151,000 barrels per day in the third quarter of 2004.  Costs and expenses for the third quarter 2005 were $61.7 million compared to $52.1 million for the third quarter of 2004.  All of the foregoing financial and operating results for 2005 reflect the Partnership’s acquisition of pipelines and terminals from an affiliate of Shell Oil Products US in October 2004, and the acquisition of pipelines and terminals from affiliates of Exxon Mobil Corporation in May 2005.

The Board of Directors of the General Partner also declared a regular quarterly partnership cash distribution of $0.7250 per limited partnership unit payable November 30, 2005, to unitholders of record on November 7, 2005.  This cash distribution represents a quarterly increase in the distribution of $0.0125 per limited partnership unit to an indicated

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annual cash distribution level of $2.90.  This is the 75th consecutive quarterly cash distribution paid by the Partnership.

“We are extremely pleased to report another quarter of strong financial performance by Buckeye Partners, L.P.,” said William H. Shea Jr., Chairman, President and Chief Executive Officer of the General Partner.  “The refined petroleum product supply disruptions in the Gulf Coast did not have an impact on Buckeye in the third quarter, as volumes and revenues generally remained strong across our pipeline and terminal system.  Our strong financial performance supports our announcement of another increase in our cash distribution to unitholders from $2.85 per LP unit to $2.90 per LP unit on an annualized basis.”

Buckeye will host the 2005 third quarter conference call on Friday, October 28, at 11:00 a.m. Eastern Time.  Interested parties may listen via the Internet, on either a live or replay basis at http://phx.corporate-ir.net/playerlink.zhtml?c=110823&s=wm&e=1151158.  A replay will also be available from October 28, 2004 to November 4, 2004 by dialing (800) 642-1687 Code: 1659098

Buckeye Partners, L.P., through its operating subsidiaries, is one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 4,900 miles of pipeline.  The Partnership also owns and operates 42 refined petroleum products terminals with an aggregate storage capacity of approximately 16.7 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania, and operates and maintains approximately 1,300 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

* * * * * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission;

(3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; and (14) interest rate fluctuations and other capital market conditions.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.

CONDENSED STATEMENT OF INCOME

(In Millions, Except Per Unit Amounts)

	Three Months		Nine Months
	Ended		Ended
	September 30		September 30
	2005	2004	2005	2004

Revenue	$102.4	$82.0	$300.2	$224.3

Costs and Expenses
Operating expenses	47.8	41.9	142.0	109.2
Depreciation and amortization	9.3	5.8	27.0	17.4
General and administrative	4.6	4.4	13.5	12.1
Total costs and expenses	61.7	52.1	182.5	138.7

Operating Income	40.7	29.9	117.7	85.6

Other income (expenses)
Investment income	1.6	1.5	4.4	4.8
Interest and debt expense	(11.3)	(6.4)	(32.2)	(17.3)
General partner incentive compensation	(5.3)	(3.4)	(14.7)	(9.8)
Minority interest and other	(1.0)	(1.0)	(2.9)	(2.6)
Total other income (expenses)	(16.0)	(9.3)	(45.4)	(24.9)

Net Income	$24.7	$20.6	$72.3	$60.7

Net Income per unit	$0.65	$0.71	$1.97	$2.09

Average Number of units	38.2	29.0	36.7	29.0

Pipeline Operating Data

Volume (thousand barrels / day)	1,411.5	1,150.9	1,373.5	1,144.5

Barrel-miles (billions)	17.8	13.0	49.8	39.3

Average tariff rate (cents / barrel)	58.7	56.8	56.6	56.1

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